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FINAL TRANSCRIPT

Thomson StreetEvents℠

BIOS - Q4 2009 BioScrip Earnings Conference Call

Event Date/Time: Feb. 26. 2010 / 1:30PM GMT

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FINAL TRANSCRIPT
Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
CORPORATE PARTICIPANTS
Bill Bunting
In-Site Communications — IR

Richard Friedman
BioScrip, Inc. — Chairman, CEO

Stanley Rosenbaum
BioScrip, Inc. — EVP, CFO

Rick Smith
BioScrip, Inc. — President, COO
CONFERENCE CALL PARTICIPANTS
Brooks O’Neil
Dougherty & Company — Analyst

Mike Petusky
Noble Research — Analyst

Bill Nasgovitz
Heartland Funds — Analyst

Matthew Greck
Greck — Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you very much for standing by, and welcome to the BioScrip Incorporated 2009 fourth-quarter and year-end financial results conference call. During this presentation, all participants are in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (Operator Instructions).
As a reminder, today’s conference is being recorded on Friday, February 26, 2010. It is now my pleasure to turn the conference over to Bill Bunting. Please go ahead, sir.
Bill Bunting - In-Site Communications — IR
Good morning, and thank you for joining us today. By now you should have received a copy of our press release issued this morning. If you have not, you may access it through the investor relations section at our website.
Richard Friedman, Chairman and Chief Executive Officer; Stanley Rosenbaum, Executive Vice President and Chief Financial Officer; and Rick Smith, President and Chief Operating Officer will host this morning’s call.
The call is expected to last about 45 minutes and may be accessed through our website at bioscrip.com. A replay of the conference call will be available shortly after the filing of the transcript of this call with the US Securities and Exchange Commission under Rule 14a-12 of the Securities Exchange Act of 1934, as amended. Interested parties can access the replay by dialing 800-633-8284 in the United States or 402-977-9140 internationally and entering access code 21459141.
Before we get started, I would like to remind everyone that any statements made on the conference call today or in our press release that express a belief, expectation, anticipation or intent, as well as those that are historical fact are considered forward-looking statements and are protected under the Safe Harbor of the Private Securities Litigation and Reform Act.

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These forward-looking statements are based on information available to BioScrip today, and the Company assumes no obligation to update these statements as circumstances change. These forward-looking statements may involve a number of risks and uncertainties which may cause the Company’s results to differ materially from such statements, including the pending acquisition, that are not historical or current facts and deal with potential future circumstances and developments, in particular, information regarding growth opportunities, expected synergies from the acquisition and whether and when the transaction contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from future experience. Risks and uncertainties could affect forward-looking statements, including the failure to realize synergies as a result of operational efficiency or revenue opportunities, purchasing volume discounts, and the risks that are described from time to time in BioScrip’s reports filed with the SEC, including BioScrip’s annual report on Form 10-K for the year ended December 31, 2008, and quarterly report on Form 10-Q for the quarter ended September 30, 2009, as amended.
Also, the Company urges caution in considering any trends or guidance that may be discussed on the conference call. The pharmacy services, home infusion and home health industries are competitive, and trends and guidance are subject to various factors, risks and influences, which are described in the Company’s periodic reports filed with the SEC.
In addition, as required by Regulation G, reconciliation of non-GAAP financial measures mentioned during our call today to the most comparable GAAP financial measures can be found in statement three of today’s press release. That schedule is available on our website under the link to “News”, found in the “About Us” section of our homepage at bioscrip.com.
Thank you, and now I would like to turn the call over to Richard Friedman. Rich?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
Thank you, Bill. Good morning, everyone, and thank you for joining us today. During this past year BioScrip achieved a number of important strategic, operational and financial milestones, which produced strong results in 2009 and positions us well for 2010 and beyond.
Our 2009 performance validates that our growth strategy is working. Comparable revenue grew 7.6%. Gross margins increased to 11.9%. Adjusted EBITDAO increased to $25.6 million, an increase of 25%.
We have enhanced shareholder value. We significantly paid down debt, while continuing to invest in our infrastructure through the hiring of seasoned professionals and further enhancements to our operating systems. I now feel confident we have the right team in place to take BioScrip to the next level.
BioScrip has built a foundation of assets that uniquely addresses and meets many of the healthcare-related challenges that we all face. It is this foundation that will enable us to deliver on our strategy to become the clinical leader in infusion, oral and injectable technologies and care management programs. Our focus remains the same — the management of the chronically ill, through programs designed to increase patient adherence, compliance and retention. Our clinical and outcome management programs allow us to manage the chronically ill and enhance the quality of care, control costs and, importantly, improve patients’ quality of life. This strategy also provides a cost-effective management solution for payers and physicians, while providing critical data for manufacturers.
As we announced on January 25, BioScrip entered into a definitive agreement to acquire Critical Homecare Solutions, a leading provider of home infusion and home healthcare services to patients suffering from chronic and acute medical conditions. The combined company will create one of the largest home care providers in the US.
We will have over 120 points of service, a dedicated sales force of over 140 professionals, 1,000 managed-care relationships and a patient census greater than 125,000. Our specialty pharmacy distribution capabilities and network of prescribing physicians

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Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
will span all 50 states. Importantly, our expanded national footprint will position us favorably with managed-care organizations that prefer to work with fully integrated providers that offer both national reach and high-touch, specialty pharmacy solutions on a local basis. We will be uniquely positioned to offer our customers a truly comprehensive solution.
We are confident that the combined company will increase value we deliver to our clients, all the healthcare stakeholders, including manufacturers, payors, physicians and patients, as well as our investors. BioScrip will be stronger, more broad-based company, and we are eager to seize this opportunity.
Stan will now review the financial results, and then Rick will review our operating performance, as well as our objectives for 2010. Stan?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Thank you, Rich, and good morning. Today we reported fourth-quarter revenues of $341.6 million and net income of $40.7 million, or $0.99 per diluted share, which includes the reversal of the Company’s deferred tax valuation allowance of $41.1 million, expenses of $1.8 million associated with BioScrip’s pending acquisition of CHS, and $4.3 million of additional compensation expense relating to the Company’s incentive compensation program. These results compare to revenues of $366.6 million and a net loss of $76.6 million, or $1.98 per diluted share, for the fourth quarter of 2008, which included a goodwill impairment charge and intangible write-off of $93.9 million. EBITDAO in the fourth quarter of 2009 was $1.8 million compared to $6.6 million in the prior year. Excluding the CHS expenses and incentive compensation discussed above, adjusted EBITDAO in the fourth quarter of 2009 would have been $7.8 million.
For the year ended December 31, 2009, the Company reported revenue of $1.3 billion and net income of $54.1 million, or $1.36 per diluted share, which includes the reversal of the Company’s deferred tax allowance. This compares to revenues of $1.4 billion and a net loss of $74 million, or $1.93 per diluted share, and includes the $93.9 million impairment charge. EBITDAO for 2009 was $23.9 million compared to $20.5 million in 2008. Excluding the CHS acquisition expenses discussed above, EBITDAO for the year would have been $25.7 million for 2009, an increase of 25%.
The deferred tax valuation allowance reversal was the result of BioScrip’s continued operational improvements over the last three years and the Company’s belief that it will realize the benefits of the deferred tax assets through taxable income in future periods.
Let me give you some details on our quarterly financial results.
Revenue for the fourth quarter of 2009 totaled $341.6 million compared to $366.6 million for the same period a year ago. Revenue declines in lower-margin business were expected due to the previously announced elimination of the Medicare Competitive Acquisition Program, or CAP, and the termination of the United Health Group organ transplant and HIV/AIDS contracts, the impact of the industrywide AWP settlement, partially offset by increased sales of higher-margin infusion therapies and other specialty sales. Excluding the effects of these two contracts, 2009 fourth-quarter revenues were 7.9% higher than the 2008 comparable period. 2009 fourth-quarter revenues also increased 2.4% over the third quarter.
Gross profit for the fourth quarter of 2009 was $41.9 million, or 12.3%, compared to $38 million or 10.4% for the fourth quarter of 2008. Excluding CAP and UHG, gross margins for the fourth quarter of 2008 would have been 11.4%. The increase was primarily the result of improved product mix due to the Company’s continued focus on higher-margin therapies, as well as improved supply chain programs, partially offset by the impact of the AWP settlement. Adjusted EBITDAO for the quarter was $7.8 million compared to $6.6 million for 2008.
Also in this quarter, we reported a charge of $4.3 million for incentive compensation for approximately 240 employees. The way our program worked in 2009 was that a minimum net income level needed to be achieved before being eligible to receive

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an incentive payment. It was not until the finalization of year-end results that we were assured of achieving this result, which is why the entire expense was recorded in the fourth quarter as opposed to throughout the year. In future periods, we intend to accrue incentive compensation on a quarterly basis. The guidance that we put out for 2010 includes a bonus accrual.
The details of our full-year results are as follows. Our revenues decreased to $1.3 billion in the year ended December 31, 2009 from $1.4 billion in 2008. This decrease is attributable to revenue declines in lower-margin business, resulting from the previously announced elimination of the CAP and UHG contracts, partially offset by revenue generated under new contracts and drug inflation. Excluding CAP and UHG, revenues for 2009 would have increased by $91.7 million, or 7.6%.
The gross profit for 2009 was $157.8 million, or 11.9%, compared to $142.1 million, or 10.1%, for 2008. Excluding CAP and UHG, gross margins for 2008 was 11.2%. This increase was primarily the result of improved product mix due to the continued focus on higher-margin therapies, as well as improved supply chain programs. Adjusted EBITDAO for the full year would have been $25.7 million compared to $21.3 million in 2008.
Turning now to our balance sheet. In 2009, we generated $22.9 million of cash flow from operations. Cash was primarily generated by increases in net income and improved working capital management. Outstanding borrowings under the Company’s credit facility were $30.4 million at the end of 2009 as compared to $50.4 million at the end of 2008. Average borrowings during the fourth quarter were approximately $24.5 million, an improvement of more than $4.5 million over the third quarter of 2009 and $16.5 million compared to the fourth quarter of 2008.
Let me take a second to address the business outlook for 2010. We are reaffirming our 2010 guidance. Going forward, our policy is to maintain guidance unless we report otherwise. Assuming a closing date of March 31, 2010 and nine months of CHS pro forma results, we expect the combined companies to generate revenues in 2010 of approximately $1.67 billion to $1.73 billion, gross profits between $267 million to $277 million, or 16% of sales, and adjusted EBITDAO between $67 million and $71 million. The increased volume, access to higher-margin therapies and operating synergies available to the combined companies will provide strong increases in revenue, an estimated 600 basis point improvement in gross margins and an approximately 200 basis point improvement in our EBITDAO as a percent of sales.
As a result of a reversal of the deferred valuation allowance and the strong outlook for BioScrip going forward, we are planning for a normalized tax rate of 39% during all of 2010 and beyond.
Finally, given our focus on improved margins, we expect the cash generation of the Company to continue to improve. We anticipate using our strong cash position to reduce our outstanding debt.
I will now turn the call over to Rick.
Rick Smith - BioScrip, Inc. — President, COO
Thanks Stan. A year ago, we communicated a number of strategic objectives that were essential to a successful 2009 performance. We stated that we would focus on establishing ourselves as the clinical leader in multiple programs. We stated that we would focus on expanding our gross margins and operating margins, both leading to a higher level of operating cash flow generation. We stated that we would focus on building a national clinical platform to successfully manage all technologies of oral, injectable and infusion administrations.
We made excellent progress on all of the objectives we established. We grew revenues in the year as we refocused our efforts; our specialty mail and infusion businesses grew 11.7% and 12.4%, respectively. Driving our specialty growth was oncology at 43%, MS at 15% and iron overload at 11%, from 2008 to 2009. Our infusion growth came from the expansion of our infusion platform and focusing our sales efforts on pull-through of all infusion therapies. Coupled with the revenue growth was the

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continued improvement of our supply chain management programs. These achievements contributed to the higher gross margins we reported in 2009 when compared to 2008.
We also made great progress during the year by implementing our new specialty pharmacy system. This was achieved with no operating or cash flow disruption. We plan to finish the system installation later this year with the inclusion of enhancements to our bioscripcare management programs.
During the year, we significantly increased our sales capacity. We took our field sales force from 15 to 50, which will enable us to further accelerate pull-through opportunities in 2010. We also brought in additional depth and breadth to our senior management team. We have added 10 highly experienced infusion and specialty pharmacy professionals to expedite the achievement of our strategic plan. The addition of these professionals to our team enables us to accelerate the build on the valuable assets that we have today in the BioScrip stand-alone business, plus successfully leverage the strategic home infusion platform we will acquire in the CHS business.
Our objectives for 2010 will include a priority focus on the successful integration of CHS. In fact, we are deep in the integration activities, with meetings beginning next week. Cross-functional teams have been identified and assigned critical areas of the integration task. We will look to immediately begin to realize the $7 million annual cost synergies we have identified beginning from the date of closing. We are currently identifying potential revenue synergies that we project could be achieved from our combined relationships. Again, these revenue synergies are not built into our guidance. We will continue to focus on the combined programs that target core, high-value therapies and cross-selling opportunities at the national, regional and local levels.
We will continue to empower our local teams and general managers, pharmacists and nurses to deliver the high levels of service our patients and referral sources know and expect from us. We will continue to extend the clinical centers of excellence model to all of our locations in multiple disease states and therapy management programs. We will also further leverage our relationships with managed care organizations to provide us opportunities to present our clinical programs and improve our position on the provider panels. We will continue to establish benchmarks to improve our operating efficiencies that will result in improved operating margins and enhance cash flow generation.
We are pleased with our 2009 accomplishments and look forward to build on the work completed last year to accelerate the momentum into 2010.
With that, I will turn it over to the operator for any questions.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Brooks O’Neil, Dougherty & Company.
Brooks O’Neil - Dougherty & Company — Analyst
Good morning, guys. I have a number of questions. I guess I would like to start first with the G&A expense level. It looks to me, if I did the math right, like G&A expenses were up about $6.9 million from the third quarter to the fourth quarter. And I think about $6.1 million is accounted for by the $1.8 million expense related to the acquisition and the compensation expense, as you mentioned. Is there anything else we should focus on? And how do you think about G&A spending in 2010 relative to what you reported here in the fourth quarter?

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Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
It is true that our SG&A in the fourth quarter included the $1.8 million and the $4.3 million. As we go into 2010, Brooks, we will continue to have expenses associated with CHS. And we have — and the bonus, we have also said, will be included in our 2010 guidance. So I believe that should answer your question.
Brooks O’Neil - Dougherty & Company — Analyst
Okay. Let’s shift gears for a second and talk about the bad debt expense. That was up, I think, roughly $1 million, maybe a little bit more than $1 million, this quarter relative to the third quarter. Can you help us to understand what was going on there?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Absolutely. As we’ve told you in the past, we run multiple models to make a determination as it relates to our bad debt expense. We run a cash collection model, we run a write-off model, we run a specific identification model.
As a result of these models, we identified in the specific identification an additional $800,000 charge in the fourth quarter for a specific customer. I will point out for the full year, we did run at 0.6%, which is right where our guidance was for the whole year. And going forward into 2010, we anticipate we will be at about 0.7%.
Important to point out here, Brooks, that there was no change in our provisional numbers. This was just a specific reserve.
Brooks O’Neil - Dougherty & Company — Analyst
Okay, and I just want to be sure I understand what you are saying as it relates to 2010. I have some sense that the bad debt expense for CHS is quite a bit higher than 0.7%. So I just want to be sure I am thinking about that right.
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Let me clarify that. The 0.7% refers to BioScrip. Yes, (multiple speakers).
Brooks O’Neil - Dougherty & Company — Analyst
For business?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Yes, the whole business should run somewhere about 1%.
Brooks O’Neil - Dougherty & Company — Analyst
1% blended for the whole year?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Yes.

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Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
Brooks O’Neil - Dougherty & Company — Analyst
Okay, that’s good. That’s helpful.
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
(multiple speakers) — let me clarify that. It will be 0.7% in the first quarter, because it will just be BioScrip. Going forward with CHS, it will be about 1%.
Brooks O’Neil - Dougherty & Company — Analyst
Okay. So that would be 2Q through 4Q, is what you are saying 1%?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Yes.
Brooks O’Neil - Dougherty & Company — Analyst
Okay, thank you very much. And as it relates to the compensation expense, first I just want to be sure. I am assuming that was stock options or something like that.
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
No, that was cash incentive.
Brooks O’Neil - Dougherty & Company — Analyst
Okay. And you mentioned the 240 employees. Could you just tell us what percentage of the 4.3 went to the top three officers of the Company?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Less than 25%.
Brooks O’Neil - Dougherty & Company — Analyst
Okay, that’s good. Could you talk briefly about the environment you see in Medicaid in particular? I guess primarily as it relates to reimbursement, are you seeing anything unusual in any of the key states in which you operate from a Medicaid or other payor perspective, with regard to reimbursement levels?
Rick Smith - BioScrip, Inc. — President, COO
Brooks, this is Rick. We are not seeing anything unusual. Different states have different programs. I think that they are very cautious about access, and so nothing that we are seeing that is not manageable.

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Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
Brooks O’Neil - Dougherty & Company — Analyst
Great. And then just two more quick ones. At the time you announced the CHS acquisition, you mentioned that you thought the debt you were going to use to finance the deal would be in the range of 9%. Is that still your expectation today?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Yes.
Brooks O’Neil - Dougherty & Company — Analyst
Great. And then lastly, I’m just curious, as you have continued down the track with CHS, have you found anything you would consider noteworthy or worth mentioning that is different than what you expected?
Rick Smith - BioScrip, Inc. — President, COO
No, we are not seeing anything. We continue to see opportunities, as I mentioned, in terms of their relationships, our relationships, the programs. And we are very excited to continue to have this organization become part of the BioScrip.
Brooks O’Neil - Dougherty & Company — Analyst
Great. Thanks a lot.
Operator
Mike Petuskey, Noble Research.
Mike Petusky - Noble Research — Analyst
Good morning, fellows. To start off, Rick gave some metrics on some disease states and year-over-year growth — or maybe it was — I didn’t catch it. Rick, could I ask, just out of the gate here, to repeat those numbers?
Rick Smith - BioScrip, Inc. — President, COO
Our total infusion division grew 12.4%. And so we really saw the second half of the year show strength in terms of the sales assets we brought on, as well as the focus (multiple speakers).
Mike Petusky - Noble Research — Analyst
Okay, all this is 2009 versus 2008?
Rick Smith - BioScrip, Inc. — President, COO
Yes.

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Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
Mike Petusky - Noble Research — Analyst
Full-year?
Rick Smith - BioScrip, Inc. — President, COO
Full-year.
Mike Petusky - Noble Research — Analyst
Okay.
Rick Smith - BioScrip, Inc. — President, COO
In our specialty set, our oncology was 43%, MS growth was 15% and the iron overload was 11%.
Mike Petusky - Noble Research — Analyst
All right, great. Thank you. And I wanted to get, I guess, to the gross margin. The gross margin for the quarter was meaningfully better than I had modeled. I thought you guys would get hit more with the AWP. I suppose you got hit with the AWP. But I guess what I am — do you guys by any chance have what the gross margin would have been ex-AWP, just so I can kind of compare it to the third quarter?
Rick Smith - BioScrip, Inc. — President, COO
Well, just add $1.2 million back to that — back to the revenue gross margin (multiple speakers).
Mike Petusky - Noble Research — Analyst
Okay, about 1.2. That was a good number?
Rick Smith - BioScrip, Inc. — President, COO
Yes, we were very pleased to see the strength of our revenue generation capacity of our platform and the acceleration of our infusion year-end focus to provide some very good mix opportunities in terms of our programs that we’ve been discussing all year.
So I think this is really — we’ve built the momentum, and we will continue to look to build the momentum in Q1 going into the CHS acquisition, to essentially take advantage of the cross-selling and the relationships they bring through their company.
Mike Petusky - Noble Research — Analyst
Okay. So as you guys look at Q1 then, that kind of low 12%, 12.2%, 12.3%, somewhere in there, you think that is a good gross margin approximately for Q1?

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Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
Rick Smith - BioScrip, Inc. — President, COO
We are still looking at our range. We are continuing to work through the changes and essentially look to focus in on our revenue mix and our revenue growth as well.
Mike Petusky - Noble Research — Analyst
But AWP had — I mean, AWP had its full impact. It had a full-quarter impact in Q4, correct?
Rick Smith - BioScrip, Inc. — President, COO
Yes, it had full-quarter impact, and so we are still staying with the guidance we’ve given in terms of the range as well.
Mike Petusky - Noble Research — Analyst
Okay. So then when you guys talk about 2010 and you talk about 600 basis point improvement in gross margins, should essentially we be looking at kind of 12% or 12.3% plus 600 basis points, or should we be looking more at something lower if you look at kind of the full-year gross margin?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
Mike, we gave you the gross profit guidance in absolute dollars, so that is the numbers you should be using.
Mike Petusky - Noble Research — Analyst
Okay, all right. Okay. And in terms of the closing date, if you could handicap that, Stan. You feel 50% confident, 75% confident or 100% confident, something in there, that the 3/31 date is a good date? Can you characterize that at all?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
Yes, Mike. We are really confident on that. The definitive proxy statement has been filed, which means the SEC has finished with its review. The roadshow is starting next week on the bond side. We’ve had the lender meetings; there seems to be a lot of excitement out there on this new platform. So we feel pretty confident that we will meet that date.
Mike Petusky - Noble Research — Analyst
Okay. And last question, if I could just ask, what was the specific minimum net income requirement to — for that incentive comp to kick in?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
It wasn’t strictly on a net income. There were a number of items. And just a little background. We had three strong quarters, but we weren’t terribly sure that we were going to meet it at the end of the third. And it really wasn’t until the finalization of the year-end results and confirmation by our Board of Directors.

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Because, as you know, there were a number of items one times, especially CHS and some other things, that affected it. So the number of items that affected the targets obviously were revenues, income, liquidity, individual accomplishments, the increase in EBITDAO of 25%. So it wasn’t just one item. So just by throwing out an income number just wouldn’t be fair.
Mike Petusky - Noble Research — Analyst
Okay, so then as we look at 2010, in terms of what you guys are going to accrue, should we be thinking you are going to be accruing $1 million or $1.2 million a quarter for this item?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
We actually, as Stan said, that has been built into our guidance, and it will be done. We are changing the parameters of how the program works. So it will be smoother going forward.
Mike Petusky - Noble Research — Analyst
Right, but is that number fairly consistent in terms of what you are going to accrue in the first quarter, relative to what it would have been on a quarterly basis?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
On a BioScrip standalone, it is pretty reflective. Not everybody got a 100% payout, so it averaged probably overall closer to around 80%. But we have to account for the CHS folks, as well, starting in the second quarter.
Mike Petusky - Noble Research — Analyst
Okay, so should I assume that number then is going to be higher in terms of the accrual?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
Yes, and we’ve taken that into consideration as we put out the guidance for 2010.
Mike Petusky - Noble Research — Analyst
All right, last question. How much higher? $1.5 million a quarter, something like that?
Richard Friedman - BioScrip, Inc. — Chairman, CEO
No, I would definitely not think that. But — with everybody listening in, especially CHS folks. We will have to make that determination, but not that high.
Mike Petusky - Noble Research — Analyst
Okay. All right, great. Really good progress this year, guys. Really good progress. Thanks.

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Richard Friedman - BioScrip, Inc. — Chairman, CEO
We appreciate it. We feel the same way.
Operator
(Operator Instructions) Bill Nasgovitz, Heartland Funds.
Bill Nasgovitz - Heartland Funds — Analyst
Good morning, fellas. Just a question — I know those bonds, 9% roughly yield. And what are the rest of the terms, maturity and call features, or what you envision?
Stanley Rosenbaum - BioScrip, Inc. — EVP, CFO
The term loan is a — the $100 million term loan is over five years. There will be some amortization in the first five years with it, but the total will be due at the end of that five-year period. The bonds are anticipated to be 5.5 years with a call feature in three.
Bill Nasgovitz - Heartland Funds — Analyst
Okay. Well, thank you. Good luck with it. Sounds terrific.
Operator
Gentlemen, that appears to be the final question from our audience on hand.
Oh, I stand corrected. We just received a registered question. This question comes from the line of Matthew Greck, Greck.
Matthew Greck - Greck — Analyst
Hi, gentlemen. I just wanted to follow up on the question from two questions ago, where the guy was asking about the gross margins. I know you gave the absolute numbers for the 2010 outlook, which equates to 16% of your estimated revenues.
But also in the release, you talked again about an estimated 600 basis point improvement in the gross margins. Those seem to be sort of disparate guidances. And I was wondering, are we to infer from that, that you are being conservative with respect to the specific absolute guidance that you gave for 2010? Or — and so there is more upside on the gross margin line? Or, I mean, how should I be reading between the lines on those two seemingly disparate pieces of the guidance?
Rick Smith - BioScrip, Inc. — President, COO
I think in the last year, we guided on a stand-alone basis in the 11.5 to 11.7 range. We’ve been very successful through managing our mix, and we’ve also been successful in terms of our supply chain management program.
We continue to focus on managing our mix in a positive direction to improve our gross margins. I think for purposes of that, we are staying with our standalone kind of range, and then also looking at the improvement from the pro forma combined effect from the CHS asset and business that will join us very soon.

FINAL TRANSCRIPT
Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call
Matthew Greck - Greck — Analyst
Then I have to follow up — is that because you are not sure you’re going to realize the full 600 in the next calendar year, and therefore you have another 200 coming, but perhaps after that year? Or (multiple speakers) — because the numbers you just threw out there, 11.6, 11.7, if I just add 600 to that, I am getting close to 18 instead of the 16.
Rick Smith - BioScrip, Inc. — President, COO
We like to essentially look at a range that we believe is definitely achievable. And we have a number of programs that — moving their purchasing onto our purchasing contracts. It is all a radical increase in terms of what we’ve talked about in terms of opportunities for purchasing synergies.
And so we are just essentially — put the guidance out there as to what we minimally expect and continue to work hard to meet that and beat that as well.
Richard Friedman - BioScrip, Inc. — Chairman, CEO
And Matthew, you’re right, you do the math. But again, it is what you said — we are only having CHS for three quarters. So therefore, the blended rate will be less in 2010 than it would be on a full-year basis.
Matthew Greck - Greck — Analyst
Okay, terrific. That’s helpful, gentlemen. Thank you.
Operator
Thank you. Gentlemen, that was indeed the last question. I have the pleasure of turning it back to Mr. Friedman for your concluding remarks, sir.
Richard Friedman - BioScrip, Inc. — Chairman, CEO
Thank you, operator. And thank all of you for joining us today. We are pleased with our performance for the entire year. We look forward to closing this CHS transaction and look forward to getting together with the CHS family. And upon closing and next quarter, we will get back to you. Thank you again.
Operator
Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation and ask that you please disconnect. Thank you once again. Have a great day.

FINAL TRANSCRIPT
Feb. 26. 2010 / 1:30PM, BIOS — Q4 2009 BioScrip Earnings Conference Call

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Additional Information and Where to Find it
BioScrip, Inc. has filed a proxy statement regarding the issuance of stock in connection with the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT MATERIALS FILED BY BIOSCRIP, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. All documents filed by BioScrip with the SEC may be obtained for free at the SEC’s web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Investor Relations, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Investor Relations at 914-460-1600.
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BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip’s stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip’s executive officers and directors and their ownership of BioScrip’s stock is set forth in the proxy statement for BioScrip’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009, and in the definitive proxy statement for BioScrip’s Special Meeting of Stockholders regarding the issuance of stock in connection with the proposed transaction, which was filed with the SEC on February 24, 2010. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the preliminary and definitive proxy statements regarding the issuance of stock in connection with the proposed transaction.